Exhibit 5.1
December 8, 2009
Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
Ladies and Gentlemen:
     We have acted as counsel for Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 3,450,000 common units representing limited partner interests in the Partnership (the “Units”) pursuant to that certain Underwriting Agreement, dated December 8, 2009 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Partnership and the several underwriters named therein (the “Underwriters”).
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement on Form S-3 (File No. 333-145657) with respect to the Units being sold by the Partnership (the “Registration Statement”); (ii) the prospectus dated November 9, 2007 (the “Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated December 8, 2009 filed pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”); (iv) the free writing prospectus relating to the Units dated December 8, 2009 filed pursuant to Rule 433 under the Securities Act (the “Free Writing Prospectus”); (v) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 31, 2006, as amended; (vi) the Underwriting Agreement; (vii) resolutions of the Board of Directors of Calumet GP, LLC, the general partner dated August 22, 2007 and the Pricing Committee thereof dated December 8, 2009; and (viii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed certain certificates of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.
     In connection with this opinion, we have assumed that all Units will be issued and sold in compliance in the manner stated in the Registration Statement and the applicable Prospectus.

December 8, 2009 Page 2
     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and, except as described in the Prospectus Supplement and the Prospectus).
     The opinions expressed herein are qualified in the following respects:
     A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.
     B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     C. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.